                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                            (Amendment No.  1  )*
                                           ---

                                OMNICARE, INC.
                ---------------------------------------------
                                (Name of Issuer)

                                 COMMON STOCK
                ---------------------------------------------
                         (Title of Class of Securities)

                                  681904 10 8


Check the following box if a fee is being paid with this statement __. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                                  Page 1 of 4
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CUSIP No. 681904 10 8         13G                               Page  2  of  4
                                                                     ---    ---

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Chemed Corporation 31-0791746

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) ___

                                                         (b) ___

 3   SEC USE ONLY


 4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

  NUMBER OF        5     SOLE VOTING POWER
    SHARES                730,394 Shares
 BENEFICIALLY
   OWNED BY        6     SHARED VOTING POWER
     EACH                 -0-
  REPORTING
   PERSON          7     SOLE DISPOSITIVE POWER
     WITH                 730,394

                   8     SHARED DISPOSITIVE POWER
                          -0-

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          730,394

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES  CERTAIN
     SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           2.8%

12   TYPE OF REPORTING PERSON*
            CO

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 681904 10 8                                         Page 3 of 4 Pages


                                  Schedule 13G
                                 Omnicare, Inc.
                                    (Issuer)

                               Chemed Corporation
                                (Person Filing)


Item 1.               Issuer:
Item 1(a)             Name of Issuer:                         Omnicare, Inc.

Item 1(b)             Address of Issuer's
                      Principal Executive
                      Offices:                                2800 Chemed Center
                                                              255 E. 5th Street
                                                              Cincinnati, OH  45202

Item 2.               Person filing:
Item 2(a)             Name:                                   Chemed Corporation

Item 2(b)             Address of Principal
                      Business Office:                        2600 Chemed Center
                                                              255 E. 5th Street
                                                              Cincinnati, OH  45202

Item 2(c)             State of Incorporation:                 Delaware

Item 2(d)             Title of Class of
                      Securities:                             Common Stock

Item 2(e)             CUSIP Number:                           681904 10 8

Item 3                Not Applicable

Item 4                Ownership:

                      The following sets forth information concerning ownership of the issuer's securities as of February 13, 1996.

Item 4(a)             Amount Beneficially
                      Owned:                                  730,394 Shares

Item 4(b)             Percent of Class:                       2.8%

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CUSIP NO.  681904 10 8                                         Page 4 of 4 Pages


Item 4(c)            Number of Shares                 (i)   sole power to vote:  730,394
                     As to Which Person                     shares
                     Has:                            (ii)   shared power to vote:  -0-
                                                    (iii)   sole power to dispose: 730,394 shares
                                                     (iv)   shared power to dispose:  -0-


Item 5                Not Applicable

Item 6                Not Applicable

Item 7                Not Applicable

Item 8                Not Applicable

Item 9                Not Applicable

Item 10               Certification:                        Not Applicable


                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 15, 1996
                                                 -------------------------------
                                                 Date


                                                 /s/ Naomi C. Dallob
                                                 -------------------------------
                                                 Signature


                                                 Naomi C. Dallob, Vice President
                                                 and Secretary
                                                 -------------------------------
                                                 Name/Title